Exhibit 10.48

MEMORANDUM OF EMPLOYMENT

Effective: September 30, 2008

Name:	Joseph Matrange

Address:	208 Argonne Avenue

Long Beach, CA 90803

The parties to this Memorandum of Employment (“Agreement”) are JOSEPH MATRANGE and Quaker Chemical Corporation, a Pennsylvania corporation (“Quaker”).

WHEREAS, Quaker desires to employ you and you desire to be employed by Quaker;

WHEREAS, both parties wish to define and clarify all terms and conditions of the employment relationship; and

WHEREAS, both parties want to avoid any disputes over any terms and conditions of the employment relationship;

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Duties.

It is understood that you will devote your entire working time and attention to Quaker’s business affairs, perform your duties to the reasonable satisfaction of your immediate supervisor or manager, and use your best efforts on Quaker’s behalf. In addition, you agree not to engage in any other commercial activity that is actually or potentially in competition with Quaker, unless Quaker consents in writing to such activity.

2.	Compensation

Quaker agrees to pay you a base salary, which shall be payable either semimonthly or hourly, commencing on your date of hire. Your initial rate of base salary is set forth in an addendum, which is attached hereto and made a part hereof. In addition, you will be entitled to participate, to the extent eligible, in any retirement and stock purchase plans and shall be entitled to vacations, paid holidays, and medical, dental, and other benefits as are made generally available by Quaker to its full-time employees. Your salary and/or any benefits being made available to you may be changed at any time at Quaker’s sole option, and any such change shall not affect any provision of this Agreement. Any changes to your salary shall be set forth in a revised addendum, a copy of which will be sent to you.

Quaker Chemical Corporation One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com T 610.832.4000 F 610.832.8682	1

3.	Term of Employment.

Your employment with Quaker may be terminated on thirty (30) days’ written notice by either party, with or without cause or reason whatsoever. Within thirty (30) days after termination of your employment, you will be given an accounting of all monies due you.

4.	Covenant Not to Disclose.

You acknowledge that the identity of Quaker’s (and any of Quaker’s affiliates’) customers, the requirements of such customers, pricing and payment terms quoted and charged to such customers, the identity of Quaker’s suppliers and terms of supply (and the suppliers and related terms of supply of any of Quaker’s customers for which management services are being provided), information concerning the method and conduct of Quaker’s (and any affiliate’s) business such as formulae, formulation information, application technology, manufacturing information, marketing information, strategic and marketing plans, financial information, financial statements (audited and unaudited), budgets, corporate practices and procedures, research and development efforts, and laboratory test methods and all of Quaker’s (and its affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker’s trade secrets (“Trade Secrets”) and are Quaker’s (and/or any of its affiliates’, as the case may be) sole and exclusive property. You agree that at no time during or following your employment with Quaker will you appropriate for your own use, divulge or pass on, directly or through any other individual or entity or to any third party, any Quaker Trade Secrets. Upon termination of your employment with Quaker and prior to final payment of all monies due to you under Paragraph 2 or at any other time upon Quaker’s request, you agree to surrender immediately to Quaker any and all materials in your possession or control which include or contain any Quaker Trade Secrets.

5.	Covenant Not to Compete.

In consideration of your employment with Quaker and the training you are to receive from Quaker, you agree that during your employment with Quaker and for a period of one (1) year thereafter, regardless of the reason for your termination, you will not:

a. directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) products or services; and

b. at the Chemical Management Services sites to which you are, have, or will specifically ever be assigned in the future, directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a provider of chemical management services which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) services; and

Quaker Chemical Corporation One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com T 610.832.4000 F 610.832.8682	2

c. recruit or solicit any Quaker employee or otherwise induce such employee to leave Quaker’s employ, or to become an employee or otherwise be associated with you or any firm, corporation, business, or other entity with which you are or may become associated; and

d. solicit or induce any of Quaker’s suppliers of products and/or services (or a supplier of products and/or services of a customer who is being provided or solicited for the provision of chemical management services by Quaker) to terminate or alter its contractual relationship with Quaker (and/or any such customer).

The parties consider these restrictions reasonable, including the period of time during which the restrictions are effective. However, if any restriction or the period of time specified should be found to be unreasonable in any court proceeding, then such restriction shall be modified or the period of time shall be shortened as is found to be reasonable so that the foregoing covenant not to compete may be enforced. You agree that in the event of a breach or threatened breach by you of the provisions of the restrictive covenants contained in Paragraph 4 or in this Paragraph 5, Quaker will suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs, or is threatened, in addition to all other remedies available to Quaker, at law or in equity, Quaker shall be entitled as a matter of right to specific performance of the covenants contained herein by way of temporary or permanent injunctive relief. In the event of any breach of the restrictive covenant contained in this Paragraph 5, the term of the restrictive covenant shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

6.	Contractual Restrictions.

You represent and warrant to Quaker that: (a) there are no restrictions, agreements, or understandings to which you are a party that would prevent or make unlawful your employment with Quaker and (b) your employment by Quaker shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound.

7.	Inventions

All improvements, modifications, formulations, processes, discoveries or inventions (“Inventions”), whether or not patentable, which were originated, conceived or developed by you solely or jointly with others (a) during your working hours or at Quaker’s expense or at Quaker’s premises or at a customer’s premises or (b) during your employment with Quaker and additionally, for a period of one year thereafter, and which relate to (i) Quaker’s business or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by Quaker at the earlier of (i) that time or (ii) as the date of termination of employment, shall be Quaker’s sole property. You shall promptly disclose to Quaker all Inventions that you conceive or become aware of at any time during your employment with Quaker and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by you solely or jointly with others, in the manner directed by Quaker. You hereby transfer and assign to Quaker all of your right, title, and interest in and to any and all Inventions which may be conceived or developed by you solely or jointly with others during your

Quaker Chemical Corporation One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com T 610.832.4000 F 610.832.8682	3

employment with Quaker. You shall assist Quaker in applying, obtaining, and enforcing any United States Letters Patent and Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect Quaker’s interests therein. Upon request, you shall execute any and all applications, assignments, or other documents that Quaker deems necessary and desirable for such purposes. You have attached hereto a list of unpatented inventions that you have made or conceived prior to your employment with Quaker, and it is agreed that those inventions shall be excluded from the terms of this Agreement.

8.	Miscellaneous

This Agreement constitutes the entire integrated agreement concerning the subjects covered herein. In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not thereby be affected or impaired. You may not assign any of your rights or obligations under this Agreement without Quaker’s prior written consent. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws. This Agreement shall be binding upon you, your heirs, executors, and administrators and shall inure to the benefit of Quaker as well as its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:	QUAKER CHEMICAL CORPORATION

/s/ Kathleen Lasota	By:	/s/ W. Timothy Haines
(Quaker Representative)		(Quaker Representative)

WITNESS:

/s/ Ward W. Thompson	/s/ Joseph Matrange
(Person who witnesses your signature)	Joseph Matrange

Quaker Chemical Corporation One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com T 610.832.4000 F 610.832.8682	4